CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated October 24, 2024, with respect to the financial statements of Allspring Adjustable Rate Government Fund and Allspring Ultra Short-Term Income Fund as of August 31, 2024; our report dated May 22, 2025, with respect to the financial statements of Allspring Discovery Small Cap Growth Fund as of March 31, 2025; our report dated June 26, 2024, with respect to the financial statements of Allspring Emerging Growth Fund as of April 30, 2024; and our reports dated September 25, 2024, with respect to the financial statements of Allspring Large Company Value Fund and Allspring Special Large Cap Value Fund as of July 31, 2024, six of the funds comprising Allspring Funds Trust, incorporated herein by reference and to the reference to our firm under the heading “Financial Statements” in the Prospectus/Information Statement.

/s/ KPMG LLP

Boston, Massachusetts
June 27, 2025